Exhibit 99.7

COMMERCIAL SECURITY AGREEMENT

GRANTOR: BENJAMIN SCOTT TERRY 333 SCOTLAND STREET WILLIAMSBURG, VA 23185	LENDER: ROBERT LEE PRIEST JR. 4285 BEAMERS RIDGE WILLIAMSBURG, VA 23188

THIS COMMERCIAL SECURITY AGREEMENT dated December 29, 2015, is made and executed between BENJAMIN SCOTT TERRY (“Grantor'”) and ROBER LEE PRIEST JR.("Lender'').

1.	GRANT OF SECURITY INTEREST. For valuable consideration, Grantor grants to Lender a security interest in the Collateral to secure the Indebtedness and agrees that Lender shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which Lender may have by law.

2.	COLLATERAL DESCRIPTION. The word “Collateral” as used in this Agreement means three hundred and five thousand (350,000) shares of common stock of Tempus Applied Solutions Holdings, Inc. (OTCQB: TMPS), represented and warranted by B. Scott Terry to be owned by him and held in a brokerage account over which he exercises control at Morgan Stanley (“Original Property”).

3.	GRANTOR'S REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COLLATERAL with respect to the Collateral, Grantor represents and promises to Lender that

a.	Perfection of Security Interest. Grantor agrees to take whatever actions are requested by Lender to perfect and continue Lender's security interest in the Collateral. Upon request of Lender, Grantor will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Grantor will note Lender's interest upon any and all chattel paper and instruments if not delivered to Lender for possession by Lender.

b.	Notices to Lender. Grantor will promptly notify Lender in writing at Lender's address shown above (or such other addresses as Lender may designate from time to time) prior to any (1) change in Grantor's name; (2) change in the authorized signer(s); (3) change in Grantor's principal address; or (4) change in any other aspect of Grantor that directly or indirectly relates to any agreements between Grantor and Lender.

c.	No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party.

d.	Enforceability of Collateral. To the extent the Collateral consists of accounts, chattel paper, or general intangibles, as defined by the Uniform Commercial Code, the Collateral is enforceable in accordance with its terms, is genuine, and fully complies with all applicable laws and regulations concerning form, content, and manner of preparation and execution, and all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. There shall be no setoffs or counterclaims against any of the Collateral, and no agreement shall have been made under which any deductions or discounts may be claimed concerning the Collateral except those disclosed to Lender in writing.

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e.	RESERVED

f.	Transactions Involving Collateral. Grantor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral. Grantor shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Agreement, without the prior written consent of Lender. This includes security interests even if junior in right to the security interests granted under this Agreement. Unless waived by Lender, all proceeds from any disposition of the Collateral (for whatever reason) shall be held in trust for Lender and shall not be commingled with any other funds; provided however, this requirement shall not constitute consent by Lender to any sale or other disposition. Upon receipt, Grantor shall immediately deliver any such proceeds to Lender.

g.	Title. Grantor represents and warrants to Lender that Grantor holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the lien of this Agreement. No financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Agreement or to which Lender has specifically consented. Grantor shall defend Lender's rights in the Collateral against the claims and demands of all other persons.

h.	RESERVED

i.	Inspection of Collateral. Lender and Lender's designated representatives and agents shall have the right at all reasonable times to examine and inspect the Collateral wherever located.

j.	Taxes, Assessments and Liens. Grantor will pay when due all taxes, assessments and liens upon the Collateral, its use or operation, upon this Agreement, upon any promissory note or notes evidencing the Indebtedness, or upon any of the other Related Documents. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender's interest in the Collateral is not jeopardized in Lender's sole opinion. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, Grantor shall deposit with Lender cash, a sufficient corporate surety bond or other security satisfactory to Lender in an amount adequate to provide for the discharge of the lien plus any interest, costs, reasonable attorneys fees or other charges that could accrue as a result of foreclosure or sale of the Collateral. In any contest Grantor shall defend itself and Lender and shall satisfy any final adverse judgment before enforcement against the Collateral. Grantor shall name Lender as an additional obligee under any surety bond furnished in the contest proceedings. Grantor further agrees to furnish Lender with evidence that such taxes, assessments, and governmental and other charges have been paid in full and in a timely manner. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender's interest in the Collateral is not jeopardized.

k.	Compliance with Governmental Requirements. Grantor shall comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect applicable to the ownership, production, disposition, or use of the Collateral including all laws or regulations relating to the undue erosion of highly-erodible land or relating to the conversion of wetlands for the production of an agricultural product or commodity. Grantor may contest in good faith any such law ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Lender's interest in the Collateral, in Lender's opinion, is not jeopardized.

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l.	RESERVED

m.	Financing Statements. Grantor authorizes Lender to file a UCC financing statement, or alternatively, a copy of this Agreement to perfect Lender's security interest. At Lender's request, Grantor additionally agrees to sign all other documents that are necessary to perfect, protect, and continue Lender's security interest in the Property. Grantor will pay all filing fees, title transfer fees and other fees and costs involved unless prohibited by law or unless Lender is required by law to pay such fees and costs. Grantor irrevocably appoints Lender to execute documents necessary to transfer title if there is a default. Lender may file a copy of this Agreement as a financing statement. If Grantor changes Grantor’s name or address, or the name or address of any person granting a security interest under this Agreement changes, Grantor will promptly notify the Lender of such change.

4.	GRANTOR'S RIGHT TO POSSESSION. Until default, Grantor may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement or the Related Documents, provided that Grantor's right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Lender is required by law to perfect Lender's security interest in such Collateral. In the event of default, Grantor foregoes and rights of approval or consent to transfer the Collateral to the Lender. If Lender at any time has possession of any Collateral, whether before or after an Event of Default, Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action for that purpose as Grantor shall request or as Lender, in Lender's sole discretion, shall deem appropriate under the circumstances, but failure to honor any request by Grantor shall not of itself be deemed to be a failure to exercise reasonable care. Lender shall not be required to take any steps necessary to preserve any rights in the Collateral against prior parties, nor to protect, preserve or maintain any security Interest given to secure the Indebtedness.

5.	LENDER'S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Grantor fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Grantor's failure to discharge or pay when due any amounts Grantor is required to discharge or pay under this Agreement or any Related Documents, Lender on Grantor's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Grantor. All such expenses will become a part of the Indebtedness and, at Lender's option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note: or (C) be treated as a balloon payment which will be due and payable at the Note's maturity. The Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon Default.

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6.	DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

a.	Payment Default. Grantor fails to make any payment when due under the Indebtedness.

b.	Other Defaults. Grantor fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Grantor.

c.	Default in Favor of Third Parties. Any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of any Grantor's property or ability to perform their respective obligations under this Agreement or any of the Related Documents.

d.	False Statements. Any warranty, representation or statement made or furnished to Lender by Grantor or on Grantor's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

e.	Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

f.	Insolvency. The dissolution of Grantor (regardless of whether election to continue is made), any member withdraws from the limited liability company, or any other termination of Grantor's existence as a going business or the death of any member, the insolvency of Grantor, the appointment of a receiver for any part of Grantor's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Grantor.

g.	Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Grantor or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of Grantor's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply If there is a good faith dispute by Grantor as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Grantor gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

h.	Adverse Change. A material adverse change occurs in Grantor's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

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7.	RIGHTS AND REMEDIES ON DEFAULT. If an Event of Default occurs under this Agreement, at any time thereafter, Lender shall have all the rights of a secured party under the Virginia Uniform Commercial Code. In addition and without limitation, Lender may exercise any one or more of the following rights and remedies:

a.	Accelerate Indebtedness. Lender may declare the entire Indebtedness, including any prepayment penalty which Grantor would be required to pay, immediately due and payable, without notice of any kind to Grantor.

b.	Assemble Collateral. Lender may require Grantor to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral, if the Collateral is not already in Lender’s possession. Lender may require Grantor to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter upon the property of Grantor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, Grantor agrees Lender may take such other goods, provided that Lender makes reasonable efforts to return them to Grantor after repossession.

c.	Sell the Collateral. Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Lender's own name or that of Grantor. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Grantor, and other persons as required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after Event of Default occurs, enters into and authenticates an agreement waiving that person's right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least ten (10) days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Indebtedness secured by this Agreement and shall be payable on demand, with interest at the Note rate from date of expenditure until repaid.

d.	Appoint Receiver. Lender shall have the right to have a receiver appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the Rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Indebtedness. The receiver may serve without bond if permitted by law. Lender's right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Indebtedness by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

e.	Collect Revenues, Apply Accounts. Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in Lender's discretion transfer any Collateral into Lender's own name or that of Lender’s nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Indebtedness or apply It to payment of the Indebtedness in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Lender may determine, whether or not Indebtedness or Collateral is then due. For these purposes, Lender may, on behalf of and in the name of Grantor, receive, open and dispose of mail addressed to Grantor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

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f.	Obtain Deficiency. If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against Grantor for any deficiency remaining on the Indebtedness due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Grantor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

g.	Other Rights and Remedies. Lender shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise.

h.	Election of Remedies. Except as may be prohibited by applicable law, all of Lender's rights and remedies, whether evidenced by this Agreement, the Related Documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor's failure to perform, shall not affect Lender's right to declare a default and exercise its remedies.

8.	SECURITY INTEREST ABSOLUTE. The Grantor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. All rights of the Lender and liens and security interests hereunder, and all Secured Obligations of the Grantor hereunder, shall be absolute and unconditional irrespective of:

a.	any illegality or lack of validity or enforceability of this Agreement or any related agreement or instrument;

b.	any change in the time, place or manner of payment of, or in any other term of, the Indebtedness, or any rescission, waiver, amendment or other modification of the Promissory Note, this Agreement or any other agreement, including any increase in the Indebtedness resulting from any extension of additional credit or otherwise;

c.	any taking, exchange, substitution, release, impairment or non-perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for all or any of the Indebtedness or Collateral;

d.	any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;

e.	any default, failure or delay, willful or otherwise, in the performance of this this Agreement or the Promissory Note;

f.	any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Grantor against the Lender; or

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g.	any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Promissory Note or any existence of or reliance on any representation by the Lender that might vary the risk of the Grantor or otherwise operate as a defense available to, or a legal or equitable discharge of, the Grantor or any other grantor, guarantor or surety.

9.	MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

a.	Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

b.	Attorneys' Fees; Expenses. Grantor agrees that if Lender hires an attorney to help enforce this Agreement, Grantor will pay Lender's reasonable attorneys’ fees and all of Lender's other collection expenses, whether or not there is a lawsuit and including without limitation additional legal expenses for bankruptcy proceedings.

c.	Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

d.	Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Virginia without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the Commonwealth of Virginia.

e.	Choice of Venue. If there is a lawsuit, Grantor agrees upon Lender's request to submit to the jurisdiction of the applicable courts for the City of Williamsburg, Commonwealth of Virginia.

f.	Joint and Several Liability. All obligations of Grantor under this Agreement shall be joint and several, and all references to Grantor shall mean each and every Grantor. This means that each Grantor signing below is responsible for all obligations in this Agreement. Where any one or more of the parties is a corporation, partnership, limited liability company or similar entity, it is not necessary for Lender to inquire into the powers of any of the officers, directors, partners, members, or other agents acting or purporting to act on the entity's behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed under this Agreement.

g.	Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, if hand delivered, when deposited with a nationally recognized overnight courier, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement, or, if by electronic mail, upon transmission. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Grantor agrees to keep Lender informed at all times of Grantor's current address. Unless otherwise provided or required by law, if there is more than one Grantor, any notice given by Lender to any Grantor is deemed to be notice given to all Grantors.

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h.	Power of Attorney. Grantor hereby appoints Lender as Grantor's irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect, amend, or to continue the security interest granted in this Agreement or to demand termination of filings of other secured parties. Lender may at any time, and without further authorization from Grantor, file a carbon, photographic or other reproduction of any financing statement or of this Agreement for use as a financing statement. Grantor will reimburse Lender for all expenses for the perfection and the continuation of the perfection of Lender's security interest in the Collateral.

i.	Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any person or circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other person or circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

j.	Successors and Assigns. Subject to any limitations stated in this Agreement on transfer of Grantor's interest, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and assigns. If ownership of the Collateral becomes vested in a person other than Grantor, Lender, without notice to Grantor, may deal with Grantor's successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Grantor from the obligations of this Agreement or liability under the Indebtedness.

k.	Survival of Representations and Warranties. All representations, warranties, and agreements made by Grantor in this Agreement shall survive the execution and delivery of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as Grantor's Indebtedness shall be paid in full.

l.	Time is of the Essence. Time is of the essence in the performance of this Agreement.

m.	Waive Jury. All parties to this Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party.

10.	DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code:

a.	Agreement. The word “Agreement” means this Commercial Security Agreement, as this Commercial Security Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Commercial Security Agreement from time to time.

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b.	Borrower. The word “Borrower” means BENJAMIN SCOTT TERRY and includes all co-signers and co-makers signing the Note and all their successors and assigns.

c.	Collateral. The word “Collateral” means all of Grantor's right, title and interest in and to all the Collateral as described in the Collateral Description section of this Agreement.

d.	Default. The word “Default” means the Default set forth in this Agreement in the section titled “Default.”

e.	Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

f.	Grantor. The word “Grantor” means BENJAMIN SCOTT TERRY.

g.	Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Indebtedness.

h.	Guaranty. The word "Guaranty" means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

i.	Indebtedness. The word “Indebtedness” means the Indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Grantor is responsible under this Agreement or under any of the Related Documents.

j.	Lender. The word “Lender” means Robert Lee Priest Jr.

k.	Note. The word “Note” means the Note executed by BENJAMIN SCOTT TERRY in the principal amount of $250,000.00 dated December 29, 2015, together with all modifications of and renewals, replacements, and substitutions for the note or credit agreement.

l.	Property. The word “Property” means all of Grantor's right, title and interest in and to all the Property as described in the “Collateral Description” section of this Agreement.

m.	Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

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GRANTOR HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS COMMERCIAL SECURITY AGREEMENT AND AGREES TO ITS TERMS. THIS AGREEMENT IS DATED DECEMBER 29, 2015.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

GRANTOR:

BENJAMIN SCOTT TERRY

/s/ Benjamin Scott Terry

LENDER:

ROBERT LEE PRIEST JR.

/s/ Robert Lee Priest Jr.

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